Exhibit 21.1
EMERSON RADIO CORP. AND SUBSIDIARIES
EXHIBIT TO FORM 10-K
SUBSIDIARIES OF THE REGISTRANT

	Jurisdiction of	Percentage of
Name of Subsidiary	Incorporation	Ownership
Emerson Radio (Hong Kong) Limited	Hong Kong	100.0%*
Emerson Radio International Ltd	British Virgin Islands	100.0%
Emerson Global Limited	British Virgin Islands	100.0%

*	One share is owned by a resident director, pursuant to local law.

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